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                                                                     Exhibit 8.2

                            [VINSON & ELKINS L.L.P.]


                                October 24, 1997


Homegate Hospitality, Inc.
111 Congress Avenue, Suite 2600
Austin, Texas 78701


Gentlemen:

        You have requested our opinion with respect to certain federal income tax consequences of the planned merger (the "Merger") of PH Sub Corporation ("Sub"), a wholly-owned subsidiary of Prime Hospitality Corp. ("Prime"), with and into Homegate Hospitality, Inc. ("Homegate") pursuant to an Agreement and Plan of Merger dated July 25, 1997 (the "Merger Agreement"). Defined terms used in the Merger Agreement have the same meaning when used herein, unless otherwise defined herein.


        In rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Merger Agreement (including all disclosure schedules thereto), (ii) the Proxy Statement/Prospectus (which was included in the Registration Statement filed by Prime with the Securities and Exchange Commission (the "Registration Statement) on the date hereof), and (iii) the Officers' Certificates dated the date hereof which were provided to us by Homegate and Prime. Any inaccuracy in any of the aforementioned statements, representations, and assumptions or breach of any of the aforementioned covenants could adversely affect our opinion.

        On the basis of and subject to the foregoing, and subject to the limitations set forth below, it is our opinion that, under presently applicable federal income tax law, the Merger will be treated as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and Homegate, Sub and Prime will each be a party to that reorganization within the meaning of Section 368(b) of the Code. As a result, the following U.S. federal income tax consequences will occur:

                (a) no gain or loss will be recognized by Homegate, Sub or Prime in connection with the Merger;
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            (b)     no gain or loss will be recognized by Homegate stockholders upon their exchange of Homegate Common Stock for Prime Common Stock, except that a Homegate stockholder who receives cash proceeds in lieu of a fractional share interest in Prime Common Stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis allocated to the fractional share interest;


            (c) the tax basis of the shares of Prime Common Stock received by a Homegate stockholder will be equal to the tax basis of the Homegate Common Stock surrendered in exchange therefor, reduced by any tax basis allocated to a fractional share interest in Prime Common Stock for which cash is received; and



            (d) the holding period of the shares of Prime Common Stock received by a Homegate stockholder will include the holding period or periods during which the Homegate Common Stock surrendered in exchange therefor was held, provided that such Homegate Common Stock was held as a capital asset by such stockholder within the meaning of Section 1221 of the Code at the Effective Date.


     Our opinion is based on our interpretation of the Code, applicable Treasury regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof. There can be no assurance that future legislative, judicial or administrative changes or interpretations will not adversely affect the accuracy of the conclusions set forth herein. We do not undertake to advise you as to any such future changes or interpretations unless we are specifically retained to do so. Our opinion will not be binding upon the Internal Revenue Service (the "IRS"), and the IRS will not be precluded from adopting a contrary position.

     No opinion is expressed as to any matter not specifically addressed above, including, without limitation, the tax consequences of the Merger under any foreign, state, or local tax law. Moreover, tax consequences which are different from or in addition to those described herein may apply to holders of Homegate Common Stock who are subject to special treatment under the U.S. federal income tax laws, such as persons who acquired their shares in compensatory transactions in exchange for services rendered.

     If the IRS successfully challenged the status of the Merger as a reorganization, a holder of Homegate Common Stock would recognize gain or loss in an amount equal to the difference between the stockholder's tax basis in his or her shares and the fair market value, as of the Effective Time, of Prime Common Stock received in exchange therefor. In such event, the stockholder's tax basis in Prime Common Stock so received would be equal to its fair market value as of the Effective Time and the holding period for such stock would begin on the day after the Effective Time.


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        We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement. This opinion is being delivered to you solely for that purpose, and may be relied upon by Homegate as provided in the Registration Statement. It may not be relied upon or used for any other purpose and may not otherwise be distributed or made available to anyone without our prior written consent.

                                        Very truly yours,


                                        /s/ Vinson & Elkins L.L.P.
                                        --------------------------------
                                        Vinson & Elkins L.L.P.








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